Exhibit 21

SUBSIDIARIES OF ANALOG DEVICES, INC.
As of October 29, 2016

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Analog Devices Australia Pty. Ltd.	Australia
Analog Devices Pty, Ltd.	Australia
Analog Devices, GMBH	Austria
Analog Devices Canada, Ltd.	Canada
Analog Devices (China) Co. Ltd.	China
Analog Devices (Shanghai) Co. Ltd.	China
Analog Devices A/S	Denmark
Analog Devices Limited Egypt LLC	Egypt
Analog Devices (Finland) OY	Finland
Analog Devices, SAS	France
Analog Devices, GmbH	Germany
Analog Devices India Private Limited	India
Analog Devices International	Ireland
Analog Devices Global	Ireland
Analog Devices Technology	Ireland
Analog Devices Israel, Ltd.	Israel
Analog Devices SRL	Italy
Analog Devices, K.K.	Japan
Analog Devices Korea, Ltd.	Korea
Analog Devices Coöperatief, U.A.	The Netherlands
Analog Devices Holdings, B.V.	The Netherlands
Analog Devices Nederland, B.V.	The Netherlands
Analog Devices Norway AS	Norway
Analog Devices (Philippines), Inc.	The Philippines
Analog Devices Gen. Trias, Inc.	The Philippines
Analog Devices Realty Holdings, Inc.	The Philippines
Analog Devices S.L.U.	Spain
Analog Devices A.B.	Sweden
Analog Devices Taiwan, Ltd.	Taiwan
Analog Devices Mikroelektronik Sanayi Ve Ticaret Ltd. Sirketi	Turkey
Analog Devices Limited	United Kingdom
Analog Devices International, Inc.	Massachusetts, USA
Analog Devices Federal LLC	Delaware, USA
ADI Micromachines, Inc.	Delaware, USA

Hittite Microwave SARL	France
Hittite Microwave India Pvt. Ltd.	India
Hittite Microwave Nordic AB	Norway
Hittite Microwave LLC	Delaware, USA
HMC Netherlands, C.V.	The Netherlands
Innovasic, Inc.	Delaware, USA
Lyric Semiconductor, Inc.	Delaware, USA
Multigig, Inc.	Delaware, USA
SNAP Sensor SA	Switzerland